EXHIBIT 21.1

TUT SYSTEMS, INC. SUBSIDIARIES

Tut Systems UK Ltd.

Tut Systems NewCo, Inc.

Tut Systems (Netherlands) Inc.

ActiveTelco Acquisition Corporation

VideoTele.com, Inc.